EXHIBIT 99.1

Contacts:

Caraco Pharmaceutical – Daniel Movens or Jitendra Doshi – P: (313) 871-8400

Marcotte Financial Relations - Mike Marcotte - P: (248) 656-3873

Caraco Pharmaceutical Laboratories Reports Record Sales;

Six Months Fiscal 2006 Net Sales $37.4 Million, up 24%;

Q2 Fiscal 2006 Net Sales $19.8 Million, up 29%

Immediate Release

DETROIT, October 26, 2005 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) again posted record net sales for the first six months and Q2 of Fiscal 2006 representing a 24% and 29% growth, respectively, over the corresponding periods of 2004, a tremendous performance by our Company, Daniel H. Movens, Chief Executive Officer, reported today. The results for Q2 and the first six months of Fiscal 2006 are compared with the results of the corresponding periods of 2004. (Due to truncated three month transition period ending March 31st 2005)

Q2 and six months Fiscal 2006 results

“During the second quarter and six months net sales rose 29% and 24% respectively, to a record $19.8 million and $37.4 million compared to $15.3 million and $30.1 million for the corresponding periods of 2004. Gross profit during the relevant periods improved to $9.7 million and $17.9 million, as compared to $9.3 million and $18.3 million for the corresponding periods of 2004. The improvement of 4% for Q2 2006 was primarily due to increased sales and containment of certain costs. The 2% loss for the six month period was due to declining margin percentage partially offset by increasing sales”.

“SG&A expenses were $1.9 and $3.6 million for Q2 and six months, respectively, compared to $.9 million and $2.3 million for the corresponding periods and total R&D expenses of $12.7 million and $17.6 million as compared to $7.2 million and $13.3 million, respectively, for the corresponding periods of 2004. The result was a net loss of $4.8 million and $3.2 million as compared to a net income of $1.1 million and $2.6 million for the corresponding periods of 2004. The lower net income for Q2 of Fiscal

2006 was primarily due to the lower margin percentage resulting from increased competition during Q 2 and six months Fiscal 2006 and the increase in R&D expense as compared to the corresponding periods of 2004”.

“Our current operating cash position continues to allow us to be free of debt, though depending on our expansion needs, we may need to facilitate a short term loan to augment our working capital. Our working capital position has consistently improved, up from $4.8 million at September 30, 2004 to $28.8 million at the end of Q2 Fiscal 2006. We now have a shareholders’ equity of $42.4 million compared to $16.7 million at the end of September 2004”.

Mr. Movens said, “We continue to look at expansion opportunities to support our future growth expectations and benefit our Company by increasing capacity and streamlining production, ultimately improving efficiencies in every area of the Company. Operational improvements have resulted in increased efficiencies in production. We have added key personnel in our technical services area and strengthened our sales and marketing team. Our confidence in our future success is additionally supported by our 13% growth over Q1 2006, which is a direct result of improved efficiencies and execution”.

“We expect the trend of increased sales to continue during the Fiscal year of 2006. We are optimistic about achieving our previously stated guidance for Fiscal 2006. Regardless, pricing pressures, due to increased competition, that have been on the rise during fiscal 2005, are expected to continue in fiscal 2006, which could result in lower growth rates and gross margins. We have and will continue to work diligently to counter the pricing pressures through increased sales volumes, expansion of our customer base, better-cost absorption of operational overheads, and cost reductions,” Mr. Movens added.

“Three ANDAs were filed during the Q2 of Fiscal 2006 and one since resulting in a total of thirteen ANDAs pending FDA approval. We continue to move aggressively forward with our product development plan. While the development of new products will increase our non-cash R&D expenses, which will impact EPS, we believe that long term we will have the cash available to, among other things, meet increasing working capital requirements and finance capital investments that are needed to drive our future results. This in turn will strengthen our balance sheet and build value for our shareholders.”

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers..

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission and include: information is of a preliminary nature and may be subject to adjustment, not obtaining or delays in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, dependence on key personnel, development by competitors of new or superior products or cheaper products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, integrity and reliability of the Corporation’s data, lack of success of attaining full compliance with regard to regulatory and cGMP compliance, experiencing difficulty in managing our recent rapid growth and anticipated future growth, dependence on limited customer base, occasional credits to certain customers reflecting price reductions on products previously sold to them and still available as shelf- stock, possibility of an incorrect estimate of charge-backs and the impact of such an incorrect estimate on net sales, gross profit and net income, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, subjectivity in judgment of management in applying certain significant accounting policies derived based on historical experience, terms of contracts, our observations of trends of industry, information received from our customers and other sources, to estimate revenues, accounts receivable allowances including chargebacks, rebates, income taxes, values of assets and inventories, litigation involving claims of patent infringement, litigation involving claims for royalties relating to a prior contract for one product and other risks identified in this report and identified from time to time in our reports and registration statements filed with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.

UNAUDITED STATEMENTS OF OPERATIONS

	SIX MONTHS ENDED		THREE MONTHS ENDED

	SEPTEMBER 30		SEPTEMBER 30

	2005	2004	2005	2004

	$	$	$	$

Net sales	37,408,932	30,098,543	19,796,402	15,298,678

Cost of Goods Sold	19,532,259	11,766,886	10,081,440	6,046,412

Gross Profit	17,876,673	18,331,657	9,714,962	9,252,266

Selling, general & administrative
expenses	3,567,885	2,294,159	1,863,252	883,436

R&D cost to affiliate – non-cash	13,910,080	10,350,960	10,667,840	5,687,520

R&D cost other	3,664,387	2,903,952	2,034,480	1,543,452

Operating (loss) income	(3,265,679)	2,782,586	(4,850,610)	1,137,858

Other income (expense)

Interest expense	—	(217,130)	—	(81,497)

Interest income	53,310	32,752	26,166	18,142

Other income	8,998	(9,449)	4,828	(12,417)

Other income (expense) - net	62,308	(193,827)	30,994	(75,772)

Net (loss) income	(3,203,371)	2,588,759	(4,819,616)	1,062,086

Net (loss) income per basic
common share	(0.12)	0.10	(0.18)	0.06

Net (loss) income per basic and
diluted common share	(0.12)	0.09	(0.18)	0.05

Number of:

Basic common share	26,377,065	24,583,220	26,377,065	24,583,220

Basic and diluted common shares	26,377,065	29,318,828	26,377,065	29,318,828